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                                                                    EXHIBIT 21.1

                             Polyphase Corporation
                          Subsidiaries of Registrant

Polyphase Instrument Co.

Network America, Inc

Letronix, Inc.

Dallas Parkway Properties Incorporated

PC Repair of Florida, Inc.

Register-Mate, Inc.

Texas Timberjack, Inc.

Micro Configurations, Inc.

Overhill Farms, Inc.